Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT, dated as of July 15, 2022, is entered into by and among GLD Legacy Holdings, LLC (“GLD”), having a place of business located at 1800 Avenue of the Stars, Suite 1475, Los Angeles, CA 90067, Legacy Tech Partners, LLC (“LTP”), having a place of business located at 1 North Sherri Lane, Wesley Hills, NY 10977, and, collectively with GLD, “Holders” and each of GLD and LTP sometimes a “Holder”) and Legacy Education Alliance, Inc., a Nevada corporation (“Company”), having a place of business located 1490 N.E. Pine Island Rd., Suite 5-D, Cape Coral, FL 33909.

WHEREAS, GLD is the holder of a certain 10% Senior Secured Convertible Debenture dated August 27, 2021 (the “GLD Note”), whereby GLD made a loan to or for the benefit of Company in the principal amount of $500,000; and

WHEREAS, LTP is the holder of a certain 10% Senior Secured Convertible Debenture dated March 8, 2021 (the “LTP Note” and collectively with GLD Note, the “Notes” and each of the GLD Note and the LTP Note sometimes a “Note”), whereby GLD made a loan to or for the benefit of Company in the principal amount of $375,000; and

WHEREAS, pursuant to the terms of each Note, the Notes may be convertible into equity of the Company; and

WHEREAS, Company requested that each Holder forbear in exercising certain rights under the Note; and

WHEREAS, Company requested that the GLD Holder allow the Company a reasonable amount of time to procure a purchaser for the Note from GLD; and

WHEREAS, as of the date hereof, the Company was obligated to GLD under the GLD Note in the principal amount plus accrued and unpaid interest of $553,675.74 (the “GLD Obligations”); and

WHEREAS, as of the date hereof, the Company was obligated to LTP under the Note in the principal amount plus accrued and unpaid interest of $345,825 (the “LTP Obligations”); and

WHEREAS, the Company and Mayer and Associates LLC (“Mayer”) have entered into a certain Stock Purchase and Option Agreement dated November 18, 2021 (the “Option Agreement”); and

WHEREAS, the Company on the one hand, and GLD and LTP on the other hand, have agreed to the terms of the Holders’ forbearance through October 15, 2022, pursuant to the terms and conditions provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All of the above recitals are hereby incorporated by reference and made part of this Agreement.

2. Company hereby acknowledges that it is indebted to GLD under the GLD Note in the amount of the GLD Obligations and to LTP under the LTP Note in the amount of the LTP Obligations. Company (i) acknowledges that it waives all defenses, legal or equitable, it might have as to any action which might be commenced to enforce its obligations under the GLD Note and the LTP Note; and (ii) agrees to execute the documents attached hereto or delivered herewith for permitting Holders to enter judgment upon the earlier of an Event of Default pursuant to Section 10 hereunder.

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3. The Company hereby fully and finally releases the GLD Holder, as well as its parent companies, investors, affiliates, subsidiaries, licensees, officers, directors, managers, principals, owners, attorneys, insurers, customers, successors, and assigns, for and from any and all further claims, demands, actions, causes of action, suits, liabilities, obligations, losses, damages, costs, expenses and any other monetary or other form of relief of whatever kind or nature, known or unknown, whether in law or in equity (collectively, “Claims”), through the date of this Agreement, arising out of or relating to the GLD Note or the GLD Obligations, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Agreement or resulting from fraud. This release shall not extend to anyone deemed to be, or claiming to be, a third-party beneficiary of this release unless specifically identified in this paragraph.

4. Each Holder agrees to forbear from exercising its rights against the Company under the applicable Note until the earlier of (i) a default hereunder or a new default under such Note or (ii) October 15, 2022 (the “Forbearance Period”).

5. Prior to the expiration of the Forbearance Period, Company shall cause a sale of the GLD Note to ABCImpact I, LLC, a Delaware limited liability company (“ABCImpact”), or as directed by ABCImpact, at a purchase price equal to the outstanding balance due and payable on the GLD Note by no later than October 15, 2022 (the “Sale Date”), which shall be in full and complete satisfaction of the Company’s obligations to GLD under the GLD Note. GLD agrees to so sell and transfer the GLD Note upon usual and customary terms in good faith, but representations and warranties limited to fundamental reps (e.g., organization, authority, no conflicts, ownership) and shall be sold and transferred “as-is, where-is.” The failure by ABCImpact to so purchase the GLD Note (other than as a result of GLD’s breach of this paragraph) by the Sale Date shall be deemed an event of default hereunder.

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6. Company shall pay to Akerman, LLP the sum of $25,000 for GLD’s legal fees(“GLD Legal Fees”), which sum the Company acknowledges to be due and payable without offset. Such fees shall be paid no later than August 31, 2022 by wire transfer pursuant to the wire instructions set forth in Exhibit B attached hereto. The failure by the Company to pay such amount by August 31, 2022 shall be deemed an event of default hereunder.

7. Until the date that the GLD Note is sold to ABCImpact and the LTP Note has been repaid in full, the Company shall cause Mayer to be restricted from exercising its Option (as defined in the Option Agreement) for 18,400,000 Option Shares (as defined in the Option Agreement) at $.0001 per Option Share. For clarity, Mayer shall not be restricted from exercising its option to purchase Option Shares at $.05833 per Option Share.

8. On or promptly after the date hereof, Company shall issue to GLD 2,100,000 shares of the common stock of the Company at a price per share of $.0001 (the “GLD Consideration Shares”), which GLD Consideration Shares (i) at the time of their issuance thereafter shall be subject to all applicable restrictions under relevant securities laws and (ii) shall be registered for resale with the SEC on a Registration Statement on Form S-1 (the “Form S-1”) as soon as practicable after the date hereof, with the initial filing thereof no later than August 15, 2022 and the Company shall use best efforts to cause the SEC to declare the Form S-1 effective no later than October 15, 2022. From the date of issuance until October 15, 2022, GLD shall be restricted from selling 1,400,000 GLD Consideration Shares. Notwithstanding the foregoing, GLD shall have no restrictions –other than those pursuant to relevant to securities laws - with respect to 700,000 GLD Consideration Shares. Upon the earlier of (a) a default by the Company hereunder or (b) October 15, 2022, all restrictions – except for those under relevant securities laws – with respect to all GLD Consideration Shares shall be released and the Company shall undertake steps necessary – at its sole cost and expense – to instruct the transfer agent to release any such restrictions previously imposed but subject in all cases to applicable law. GLD agrees and acknowledges that such issuances of the Consideration Shares shall not trigger any antidilution provisions of any outstanding convertible securities of Company that may be held by the Holders or their affiliates in whatever form, including the Notes and any warrants issued or issuable as a result of the issuance of the Notes.

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9. On or promptly after the date hereof, Company shall issue to LTP 1,600,000 shares of the common stock of the Company at a price per share of $.0001 (the “LTP Consideration Shares” and with the GLD Consideration Shares, the “Consideration Shares”), which LTP Consideration Shares shall be subject to all applicable restrictions under relevant securities laws and shall be subject to the same additional restrictions that the shares underlying Mayer’s Option Agreement are subject from time to time. LTP agrees and acknowledges that such issuance of the Consideration Shares shall not trigger any antidilution provisions of any outstanding convertible securities of Company that may be held by the Holders or their affiliates in whatever form, including the Notes and any warrants issued or issuable as a result of the issuance of the Notes.

10. The Company agrees to use its best efforts to effect a spin-off of an existing subsidiary of Company – to be identified by GLD and the Company - as reflected in the Retainer Agreement attached hereto as Exhibit A (the “Retainer Agreement”). GLD agrees that it shall promptly pay all amounts owed by the Company under the Retainer Agreement and the Company’s obligations under this Section 9 shall be contingent on such payments by GLD. The costs attendant to the spin-off provided for herein shall be as provided in the Retainer Agreement. The Company agrees that it will not interfere, obstruct, or otherwise seek to delay, impede or prevent the spin off; provided, however, that this Section 10 and the obligations of the Company hereunder shall in all cases be subject to the fiduciary duties and obligations of the Board of Directors of the Company and applicable law.

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11. An Event of Default under this Agreement shall mean any of the following:

(a) The failure of the Company to observe, or timely comply with, or perform any covenant or term contained in this Agreement;

(b) Any warranty or representation made or deemed made by the Company in this Agreement is or shall be untrue in any material respect;

(c) The failure of the Company to observe, or timely comply with, or perform any covenant or term contained in the GLD Note (other than those subject to an event of default existing prior to the date of this Agreement under the GLD Note, which shall not be deemed an event of default under this Agreement);

(d) The failure by ABCImpact to purchase the GLC Note pursuant to Section 5 by October 15, 2022; or

(e) The failure by the Company to pay the GLD Legal Fees by August 31, 2022.

(f) The failure of the Company to file the Form S-1 by August 15, 2022 or to cause the Form S-1 to be declared effective by the SEC by October 15, 2022.

12. Coincident with the execution of this Agreement, and to secure the Company’s obligations hereunder, the Company shall execute a Confession of Judgment (“COJ”) in favor of GLD in the form attached hereto as Exhibit B. The COJ shall be held in escrow by counsel to GLD. Upon the occurrence of an Event of Default hereunder, without notice, presentment or demand, the COJ shall be released from escrow and judgment shall be entered against the Company.

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13. Following the occurrence of an applicable Event of Default, each Holder may exercise any or all remedies as provided under this Agreement, the applicable Note or applicable law.

14. This Agreement shall be construed under and in accordance with the laws of the State of New York without reference to any conflict of laws evaluation. The parties all consent to sole and exclusive jurisdiction for enforcing any claims under this agreement to be enforced in the state courts of New York or federal courts located in in New York County, City of New York. Further, the parties all consent that along with any other statutory means of service, service may be effected by use of any next day express delivery, such as Federal Express, and shall be deemed made two days after sending such. The addresses for service of process shall be the addresses set forth above, unless there is a change of address sent to all parties by next day delivery prior to the service of any papers.

15. The Company and the Holders hereby consent to the jurisdiction of the Supreme Court of the State of New York for a determination of any and all disputes connected with this Agreement, and documents executed in connection therewith and consents to service of process by overnight courier, such service to be deemed effected upon posting.

16. The Notes and all other documents executed in connection therewith, shall remain in full force and effect and modified only as specifically provided for in this Agreement. The parties acknowledge that prior to the execution hereof there have been no changes or modifications to any of the other governing documents or Notes.

17. The Company hereto shall execute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent of this Agreement.

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18. The Company acknowledges and agrees that (i) neither Holder is, by virtue of this Forbearance Agreement or otherwise, waiving any Default or Event of Default under the Note nor shall either Holder be deemed to be estopped from any claim such Holder may possess and (ii) neither Holder is abandoning, waiving or releasing any claim, right or remedy it has under its applicable Note. Company agrees that no delay on the part of a Holder in exercising any power or right under its applicable Note or hereunder shall operate as a waiver of any such power or right, nor act as a consent to any departure by Company from any of the terms or conditions hereof or thereof, preclude other or further exercise thereof, or the exercise of any other power or right. No waiver whatsoever shall be valid unless in writing signed by the applicable Holder and then only to the extent set forth therein.

19. No executory agreement and no course of dealing between the Company and a Holder shall be effective to change or modify this Agreement in whole or in part; nor shall any change, modification or waiver of any rights or powers of a Holder be valid or effective unless in writing or signed by an authorized officer of such Holder.

20. The Company and the Holders hereby represent and acknowledge that in connection with the negotiation of this Agreement each has been represented by its own counsel, who has reviewed this Agreement and advised it as to the legal significance and consequences of entering into this Agreement.

21. Each individual executing this Agreement on behalf of the Company and the Holders hereby warrants and represents that he has the requisite corporate authority to execute this Agreement.

22. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which together shall constitute but a single document. An executed facsimile of this Agreement shall be deemed to be a valid and binding agreement between the parties hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned hereby agree to the terms and conditions as set forth hereinabove.

GLD LEGACY HOLDINGS, LLC

By:	/s/ Daniel Gordon
Name:	Daniel Gordon
Title:	Manager

LEGACY TECH PARTNERS, LLC

By:	/s/ Barry Kostiner
Name:	Barry Kostiner
Title:	Manager

LEGACY EDUCATION ALLIANCE INC.

By:	/s/ Barry Kostiner
Name:	Barry Kostiner
Title:	CEO

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